Exhibit 10.1

Lehman Brothers Holdings Inc.	Merrill Lynch Capital Corporation
Lehman Brothers Commercial Bank	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Lehman Commercial Paper Inc.	4 World Financial Center
Lehman Brothers Inc.	North Tower
745 Seventh Avenue	250 Vesey Street
New York, New York 10019	New York, New York 10080

July 9, 2007

COMMITMENT LETTER

PERSONAL AND CONFIDENTIAL

The Home Depot, Inc.
2455 Paces Ferry Road N.W.
Atlanta, Georgia 30339

Attention:	Carol B. Tomé
Chief Financial Officer and
Executive Vice President-Corporate Services

Ladies and Gentlemen:

This commitment letter agreement (together with all exhibits and schedules hereto, the “Commitment Letter”) will confirm the understanding and agreement among Lehman Brothers Commercial Bank (together with its designated affiliates, “LBCB”), Lehman Brothers Holdings Inc. (together with its designated affiliates, “LBHI”), Lehman Commercial Paper Inc. (“LCPI” and together with LBCB and LBHI, the “Lehman Lenders”), Lehman Brothers Inc. (“Lehman Brothers” and together with the Lehman Lenders, “Lehman”), Merrill Lynch Capital Corporation (“MLCC”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S” and together with MLCC, “Merrill Lynch”), The Home Depot, Inc., a Delaware corporation (the “Company”), in connection with the proposed financing for the acquisition of up to 250 million shares of its common stock pursuant to the offer to purchase (the “Offer to Purchase”) (as such amount may be increased as provided therein) dated on or about the date hereof (the “Share Repurchase”) and to provide support for the issuance by the Company of commercial paper in connection with such Share Repurchase.  For purposes of this Commitment Letter, the Lehman Lenders, Lehman Brothers, MLCC and MLPF&S are collectively referred to as “we”, “us” or the “Agents”.  The entering into and borrowings under the Credit Facility (as defined below) by the parties herein described, the Share Repurchase and the payment of any related fees and expenses are herein collectively referred to as the “Transactions”.  The date on which the parties enter into definitive documentation governing the Credit Facility (as defined below) is referred to as the “Closing Date.”

You have advised us that the total funds needed to finance the Transactions (including fees and expenses) will be provided from up to $10.0 billion from (i) the issuance of commercial paper by the Company and/or (ii) direct borrowings by the Company under a Revolving Facility (the “Credit Facility”) among the Company, the Lehman Lenders, MLCC and the financial institutions party thereto.

1.             The Commitments.

(a)           You have requested that each of (i) the Lehman Lenders and (ii) MLCC, severally and not jointly, (collectively with each other entity that becomes a lender under the Credit Facility, the “Lenders”) commit to provide 50% each of the entire amount of the Credit Facility upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Terms of Credit Facility attached hereto as Exhibit A (the “Term Sheet”).

(b)           Based on the foregoing, each of (i) the Lehman Lenders and (ii) MLCC is pleased to confirm by this Commitment Letter its several commitment to you (the “Commitment”), to provide or cause one or more of its affiliates to each provide 50% of the entire amount of the Credit Facility.

(c)           It is agreed that Lehman Brothers and MLPF&S (each an “Arranger” and together the “Arrangers”) will act as the sole book-runners and sole arrangers for the Credit Facility, that LCPI (or its designated affiliate) will act as the sole and exclusive Administrative Agent (acting in such role, the “Administrative Agent”) for the Credit Facility, and MLCC will act as the sole and exclusive Syndication Agent (acting in such role, the “Syndication Agent”) for the Credit Facility.  Each of the Arrangers, the Administrative Agent, and the Syndication Agent will have the rights and authority customarily given to financial institutions in such roles, but will have no duties other than those expressly set forth herein.  You agree that no other agents, co-agents, arrangers or book-runners will be appointed, no other titles will be awarded, and no compensation (other than that expressly contemplated by the Term Sheet or the Fee Letter referred to below) will be paid, in connection with the Credit Facility unless you and we so agree.

(d)           The commitments and agreements of each of the Lehman Lenders, MLCC and the Arrangers described herein are subject to (i) there not having occurred any event, development or circumstance since January 28, 2007 that has caused or would reasonably be expected to cause a material adverse condition or material adverse change in or affecting (A) the financial condition, operations, business or properties of the Company and its subsidiaries, taken as a whole, except as previously disclosed in the Company’s public filings with the Securities and Exchange Commission or (B) the validity or enforceability of any of the Credit Documentation (as defined in the Term Sheet) or the rights and remedies of the Administrative Agent and the Lenders thereunder, (ii) any information or other matter disclosed to the Arrangers prior to the date hereof in connection with the Transactions not proving to have been false or misleading in any material respect at the time such information or other matter was disclosed to the Arrangers, (iii) there not having occurred a material disruption or material adverse change in the financial, banking (including the bank loan syndication market) or capital markets that is reasonably expected to materially impair the syndication of the Credit Facility or the sale or placement of investment grade, senior unsecured corporate debt securities and (iv) the other conditions set forth below or referred to in the Funding Conditions attached hereto as Exhibit B.

2.             Fees and Expenses.  In consideration of the execution and delivery of this Commitment Letter by each of the Lehman Lenders and MLCC as a Lender, you agree to pay the fees and expenses set forth in Annex A-I to the Term Sheet and in the Fee Letter dated the date hereof (the “Fee Letter”) as and when payable in accordance with the terms thereof.

3.             Indemnification.

(a)           The Company hereby agrees to indemnify and hold harmless each of the Lehman Lenders, Lehman Brothers, MLCC, MLPF&S, the other Lenders and each of their respective affiliates and all their respective officers, directors, partners, trustees, employees, controlling persons and agents (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Credit Facility, the use of the proceeds therefrom, any of the other transactions contemplated by this Commitment Letter or any other transaction related thereto or any claim, litigation, investigation or proceeding relating to any of the foregoing (each a “Claim” and collectively the “Claims”), regardless

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of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person promptly upon demand for all reasonable legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein); provided, however, that no Indemnified Person will be entitled to indemnity hereunder in respect of any loss, claim, damage, liability or expense to the extent such loss, claim, damage, liability or expense results from (i) the willful misconduct or gross negligence of such Indemnified Person, (ii) any material breach by such Indemnified Person of its representations or obligations under this Commitment Letter or (iii) the violation by such Indemnified Person of any law, rule or regulation binding upon such Indemnified Person (the matters set forth in the foregoing clauses (i) through (iii) being collectively referred to as the “Indemnity Exclusions”).  In no event will any Indemnified Person be liable on any theory of liability for indirect, special or consequential damages, lost profits or punitive damages as a result of any failure to fund the Credit Facility or otherwise in connection with the Credit Facility.  No Indemnified Person will be liable for any damages arising from the use by unauthorized persons of information, projections or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by unauthorized persons, except to the extent such use resulted from the gross negligence or willful misconduct of such Indemnified Person.

(b)           The Company further agrees that, without the prior written consent of each of Lehman and Merrill Lynch, which consent will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or other proceeding against any Indemnified Person arising out of this Commitment Letter or the Transactions unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of such Indemnified Person.

(c)           In case any action or proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify the Company of the commencement of any action or proceeding; provided, however, that the failure so to notify the Company will not relieve the Company from any liability that they may have to such Indemnified Person pursuant to this Section 3 or from any liability that they may have to such Indemnified Person other than pursuant to this Section 3.  Notwithstanding the above, following such notification, the Company may elect in writing to assume the defense of such action or proceeding, and, upon such election, they will not be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) they have failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner, (ii) counsel provided by the Company reasonably determines that its representation of such Indemnified Person would present it with a conflict of interest or (iii) the Indemnified Person reasonably determines that there may be legal defenses available to it which are different from or in addition to those available to the Company.  In connection with any one action or proceeding, the Company will not be responsible for the fees and expenses of more than one separate law firm (in addition to local counsel) for all Indemnified Persons.

(d)           The Company, the Lehman Lenders, Lehman Brothers, MLCC and MLPF&S agree that if any indemnification or reimbursement sought pursuant to this Section 3 is judicially determined to be unavailable for a reason other than those as provided in the Indemnity Exclusions, then the Company will contribute to the amount paid or payable by the Lehman Lenders, Lehman Brothers, MLCC or MLPF&S as the case may be, as a result of such losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Lehman Lenders, Lehman Brothers, MLCC or MLPF&S, as the case may be, on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by

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clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company, on the one hand, and the Lehman Lenders, Lehman Brothers, MLCC or MLPF&S, on the other hand, as well as any other equitable considerations.

4.             Expiration of Commitment.  The Commitments will expire at 5:00 p.m., New York City time, on July 9, 2007 unless on or prior to such time you have executed and returned to Lehman Brothers a copy of this Commitment Letter, the Fee Letter and the Engagement Letter.  If you do so execute and deliver to Lehman Brothers this Commitment Letter, the Fee Letter and the Engagement Letter, the Lehman Lenders and MLCC agree to hold their respective Commitments available for you until 5:00 p.m., New York City time, on September 30, 2007.  The Commitments will terminate on the Closing Date, and you agree to rely exclusively on your rights and the commitments set forth in the Credit Documentation in respect of all loans and extensions of credit to be made after the Closing Date.

5.             Confidentiality.

(a)           This Commitment Letter, the Fee Letter, and the Engagement Letter dated as of the date hereof among you and the Arrangers (the “Engagement Letter”) and the terms and conditions contained herein and therein may not be disclosed by the Company to any person or entity (other than (i) such of your agents and advisors as need to know and agree to be bound by the provisions of this paragraph, (ii) other than with respect to the Fee Letter, disclosures made as part of the Offer to Purchase and related Schedule TO or (iii) as otherwise may be required by law or in response to comments from the Securities and Exchange Commission or other regulatory authority in connection with the Offer to Purchase (including with respect to the Fee Letter)) without the prior written consent of the Lehman Lenders, MLCC and the Arrangers.

(b)           You acknowledge that each of Lehman Brothers and its affiliates (the term “Lehman Brothers,” when used in this paragraph, includes all such affiliates, including the Lehman Lenders) and Merrill Lynch and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  Neither Lehman Brothers nor Merrill Lynch will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by Lehman Brothers or Merrill Lynch of services for other companies, and neither Lehman Brothers nor Merrill Lynch will furnish any such information to other companies.  You also acknowledge that neither of Lehman Brothers or Merrill Lynch has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

6.             Assignment and Syndication.

(a)           The parties hereto agree that Lehman and Merrill Lynch will have the right to syndicate the Credit Facility and the Commitment to one or more groups of financial institutions or other investors, identified by us after consultation with you, provided that any such financial institutions and other investors that are not currently participating as lenders under the Company’s existing revolving credit facility shall be subject to approval by the Company (such approval not to be unreasonably withheld or delayed).  Lehman and Merrill Lynch will have the right to manage all aspects of any such syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, the acceptance of commitments, the amounts offered, the amounts allocated and the compensation provided.  The Commitments are subject to the Company using all commercially reasonable efforts to assist Lehman Brothers and Merrill Lynch in such syndication process for the Credit Facility and any issuance of commercial paper made to finance the Share Repurchase, including,

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without limitation: (i) ensuring that the syndication efforts benefit from the existing lending relationships of the Company; (ii) arranging for direct contact between senior management and other representatives and advisors of the Company and the proposed Lenders or purchasers; (iii) assisting in the preparation of marketing materials to be used in connection with any syndication; and (iv) hosting, with us, one or more meetings of prospective Lenders or purchasers, and, in connection with any such Lender meeting, consulting with us with respect to the presentations to be made at such meeting, and making available appropriate officers and representatives to rehearse such presentations prior to such meetings, as reasonably requested by us.  You also agree that, at your expense, you will work with Lehman Brothers and MLPF&S to procure a rating for the Credit Facility by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group prior to the commencement of the general syndication of the Credit Facility.

(b)           To assist the Arrangers in its syndication efforts, you agree promptly to prepare and provide to Lehman Brothers such information with respect to the Company and the other transactions contemplated hereby as it may reasonably request, including all financial information as it may reasonably request.  You hereby represent and covenant that all information (the “Information”) that has been or will be made available to us by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made.  You understand that in arranging and syndicating the Credit Facility and the Commitment we may use and rely on the Information without independent verification thereof.

(c)           To ensure an orderly and effective syndication of the Credit Facility and the Commitment, you agree that, from the date hereof until the earlier of the termination of the syndication as determined by the Arrangers and 45 days following the Closing Date, you will not, and will not permit any of your affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility, or debt or preferred equity security of the Company or any of its subsidiaries (other than (i) debt issued pursuant to your commercial paper program to fund the Share Repurchase or for working capital purposes and other operations in the ordinary course of business and in consultation with the Arrangers, (ii) the syndication of the Credit Facility as contemplated hereby and (iii) any offering of Securities as contemplated by the Engagement Letter), including any renewals or refinancings of any existing debt facility, in each case, if such actions could, in the reasonable judgment of the Arrangers, be expected to interfere in any material respect with the syndication of the Credit Facility, unless the Arrangers have given their prior written consent thereto.

7.             Survival.  The provisions of this Commitment Letter relating to the payment of fees and expenses, indemnification and contribution and confidentiality and the provisions of Sections 6 and 8 hereof will survive the expiration or termination of the Commitment or this Commitment Letter (including any extensions) and the execution and delivery of definitive financing documentation.

8.             Choice of Law; Jurisdiction; Waivers.

(a)           This Commitment Letter will be governed by and construed in accordance with the laws of the State of New York.  The Company hereby irrevocably submits to the non-exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the Fee Letter and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court.  The parties hereto hereby waive any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought

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in an inconvenient forum.  The parties hereto hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter.

(b)           No Lender will be liable in any respect for any of the obligations or liabilities of any other Lender under this letter or arising from or relating to the transactions contemplated hereby.

9.             Miscellaneous.

(a)           This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.  Delivery of an executed signature page of this Commitment Letter by facsimile transmission will be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by Lehman Brothers, the Lehman Lenders, MLCC, MLPF&S and you.

(b)           The Company may not assign any of its rights, or be relieved of any of its obligations, under this Commitment Letter, without the prior written consent of each of the Lehman Lenders and MLCC (and any purported assignment without such consent will be null and void).  In connection with any syndication of all or a portion of the Commitment, the rights and obligations of each of the Lehman Lenders and MLCC hereunder may be assigned, in whole or in part, and upon such assignment and assumption by the assignee of all such obligations in respect of the portion of the Commitment so assigned on the terms set forth in this Commitment Letter or on the terms set forth in the definitive financing documents, the Lehman Lenders or MLCC, as the case may be, will be relieved and novated hereunder from its obligations with respect to such portion of the Commitment.

(c)           This Commitment Letter and the attached Exhibits set forth the entire understanding of the parties hereto as to the scope of the Commitment and the obligations of the Lenders and the Arrangers hereunder.  This Commitment Letter supersedes all prior understandings and proposals, whether written or oral, between any of the Lenders and you relating to any financing or the transactions contemplated hereby.  This Commitment Letter is in addition to the agreements of the parties contained in the Engagement Letter and the Fee Letter.

(d)           This Commitment Letter has been and is made solely for the benefit of the parties signatory hereto, the Indemnified Persons, and their respective heirs, successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or the agreements of the parties contained herein.

(e)           You acknowledge that the Lenders and the Arrangers may be (or may be affiliated with) full service financial firms and as such from time to time may effect transactions for their own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter.  You hereby waive and release, to the fullest extent permitted by law, any claims you have with respect to such conflicts of interest arising from such transactions, activities, investments or holdings, or arising from the failure of the Lehman Lenders, Lehman Brothers, MLCC, MLPF&S or one or more Lenders or any of their respective affiliates to bring such transactions, activities, investments or holdings to your attention.

(f)            You agree to provide us, prior to the Closing Date, with all documentation and other information required by bank regulatory authorities under applicable “know your customer” and

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anti-money laundering rules and regulations, including, without limitation, the U.S.A. Patriot Act., as we may have requested.

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If you are in agreement with the foregoing, kindly sign and return to us the enclosed copy of this Commitment Letter.

Very truly yours,

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ A. Tucker Hackett
Name: A. Tucker Hackett
Title: Authorized Signatory

LEHMAN BROTHERS COMMERCIAL BANK

By:	/s/ George James
Name: George James
Title: Chief Credit Officer

LEHMAN COMMERCIAL PAPER INC.

By:	/s/ Clair O’Conner
Name: Clair O’Conner
Title: Managing Director

LEHMAN BROTHERS INC.

By:	/s/ Clair O’Conner
Name: Clair O’Conner
Title: Managing Director

MERRILL LYNCH CAPITAL CORPORATION.

By:	/s/ Stephanie Vallillo
Name: Stephanie Vallillo
Title: Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ Stephanie Vallillo
Name: Stephanie Vallillo
Title: Vice President

[Signature Page to Commitment Letter]

Accepted and agreed to as of the
date first above written:

THE HOME DEPOT, INC.

By:	/s/ Carol B. Tomé
	Name:	Carol B. Tomé
	Title:	Chief Financial Officer and
Executive Vice President-Corporate Services

[Signature Page to Commitment Letter]

EXHIBIT A TO COMMITMENT LETTER

SUMMARY OF TERMS OF CREDIT FACILITY

Set forth below is a summary of certain of the terms of the Credit Facility and the documentation related thereto.  Capitalized terms used and not otherwise defined herein have the meanings set forth in the Commitment Letter to which this Summary of Terms is attached and of which it forms a part.

I.	Parties

	Borrower	The Home Depot, Inc. (the “Company”).

	Guarantors and Security	None.

	Sole Arrangers and Sole Book-Runners	Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (in such capacity, the “Arrangers”).

	Administrative Agent	Lehman Commercial Paper Inc. (or its designated affiliate and in such capacity, the “Administrative Agent”).

	Syndication Agent	Merrill Lynch Capital Corporation (in such capacity, the “Syndication Agent”).

	Lenders	Banks, financial institutions and other entities that become lenders pursuant to the Credit Documentation (as defined below) (collectively, the “Lenders”).

II.	Type and Amount of Credit Facility

Revolving Credit Facility

A revolving credit facility (the “Revolving Facility” or the “Credit Facility”; the commitments thereunder, the “Revolving Credit Commitments”) in the amount of up to $10.0 billion (the loans thereunder, the “Loans”).

	Availability	The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on November 21, 2007 (the “Revolving Credit Termination Date”).

	Maturity	The Revolving Credit Termination Date.

	Purpose	The proceeds of the Loans will be used to finance the Share Repurchase, to provide support for the issuance by the Borrower of commercial paper in connection with such Share Repurchase and to pay related fees and expenses.

III.	Certain Payment Provisions

	Fees and Interest Rates	Interest rates to be consistent with those provided in the Company’s Credit Agreement dated as of December 16, 2005, as amended (the “Existing Credit Agreement”) and fees as set forth on Annex I.

Optional Prepayments and Commitment Reductions

Loans may be prepaid and Revolving Credit Commitments may be reduced without premium or penalty (other than LIBOR breakage costs) in minimum amounts to be agreed upon and substantially consistent with the Existing Credit Agreement.

Mandatory Prepayments and Commitment Reductions

100% of the net cash proceeds of any sale or issuance or incurrence of any debt or equity (including preferred equity) securities (other than issuances pursuant to employee stock plans, issuances of commercial paper, and other exceptions and thresholds to be agreed) after the Closing Date by the Company or any of its subsidiaries will be applied to prepay the Loans and permanently reduce the Revolving Credit Commitments.

100% of the net cash proceeds of any asset sales (subject to exceptions for store sales in the ordinary course of business and other exceptions and thresholds to be agreed) after the Closing Date by the Company or any of its subsidiaries will be applied to prepay the Loans and permanently reduce the Revolving Credit Commitments.

To the extent the Share Repurchase is consummated and the sum of (x) the amounts borrowed under the Credit Facility on the Closing Date and (y) the amounts of the Revolving Credit Commitments needed after the Closing Date to support commercial paper issued to finance the Share Repurchase (such amounts under this clause (y) the “Support Commitments”) are less than $10.0 billion in the aggregate, any Revolving Credit Commitments in excess of all such amounts shall be permanently terminated. The Support Commitments shall terminate on the earlier of (x) the Revolving Credit Termination Date and (y) the date on which such commercial paper issued to finance the Share Repurchase is refinanced with securities issued in the capital markets.

IV.	Conditions	The availability of the Credit Facility is subject to the conditions set forth on Exhibit B to the Commitment Letter.

The making of each extension of credit will be conditioned upon (i) the accuracy of all representations and warranties in all material respects in the definitive financing documentation with respect to the Credit Facility (the “Credit Documentation”) (other than (A) the material adverse change, (B) litigation representations and (C) representations that relate solely to an earlier date), and (ii) there being no default or event of default in existence at the time of, or after giving effect to the making of, the Loans.

V.	Certain Documentation Matters	The Credit Documentation will contain representations, warranties, affirmative covenants, negative covenants and events of default consistent with those contained in the Existing Credit Agreement.

	Representations and Warranties	Substantially consistent with the Existing Credit Agreement.

	Affirmative Covenants	Substantially consistent with the Existing Credit Agreement.

	Financial Covenants	None.

	Negative Covenants	Substantially consistent with the Existing Credit Agreement.

	Events of Default	Substantially consistent with the Existing Credit Agreement.

Voting

Amendments and waivers with respect to the Credit Documentation will require the approval of Lenders holding not less than a majority of the aggregate amount of the Loans, except that (i) the consent of each Lender directly and adversely affected thereby will be required with respect to (a) reductions in the amount or extensions of the scheduled date of final maturity of any Loan, (b) reductions in the rate of interest or extensions of any due date thereof, (c) increases in the amount or extensions of the expiry date of any Lender’s commitment or (d) modifications to the pro rata provisions of the Credit Documentation and (ii) the consent of 100% of the Lenders will be required with respect to modifications to any of the voting percentages.

Assignments and Participations

Each Lender may assign any or all of its loans and commitments to its affiliates or to one or more banks, financial institutions or other entities. Except for assignments to another Lender or to an affiliate of a Lender or assignments of funded Loans, assignments will require the consent of the Administrative Agent and, so long as no event of default has occurred and is continuing, the Company (which consent in each case will not be unreasonably withheld or delayed). No consent shall be required in connection with an assignment to a Federal Reserve Bank. Partial assignments (other than to another Lender or to an affiliate of a Lender), must be at least $15.0 million unless otherwise agreed by the Company and the Administrative Agent. Upon assignment, the assignee will become a Lender for all purposes under the Credit Documentation under documentation reasonably acceptable to the Administrative Agent. Promissory notes will be issued under the Credit Facility only upon request.

Yield Protection	The Credit Documentation will contain customary provisions relating to increased costs, loss of yield and “breakage costs” and substantially as set forth in the Existing Credit Agreement.

Expenses and Indemnification

The Company will pay (i) all reasonable out-of-pocket expenses of the Administrative Agent and the Arrangers associated with the syndication of the Credit Facility and the preparation, negotiation, execution, delivery and, if the Credit Facility is syndicated to Lenders other than affiliates of the Arrangers, administration (limited to an amount to be agreed upon following the Closing Date) of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel (as separately agreed by the Company, the Administrative Agent and the Lenders) and the charges of IntraLinks) and (ii) all reasonable out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation or in any bankruptcy case or insolvency proceeding.

The Administrative Agent, the Arrangers and the Lenders (and their affiliates and each of their respective officers, directors, partners, trustees, employees,

controlling persons and agents) will be indemnified against any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof on terms consistent with those set forth in the Existing Credit Agreement.

Governing Law and Forum	State of New York.

Counsel to the Administrative Agent and the Arrangers	Cahill Gordon & Reindel LLP.

Annex I

Interest and Certain Fees

Interest Rate Options	Consistent with Existing Credit Agreement. The Company may elect that the loans comprising each borrowing bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin (“Base Rate Loans”); or

(ii) the LIBOR Rate plus the Applicable Margin (“LIBOR Loans”).

As used herein:

“Base Rate” means the higher of (i) the prime lending rate as established by JPMorgan Chase Bank, N.A. and in effect from time to time (the “Prime Rate”), and (ii) the federal funds effective rate from time to time plus 0.5%.

“Applicable Margin” means the applicable margin per annum based upon the applicable ratios of Consolidated Funded Debt to Consolidated Total Tangible Capital (each as defined in the Existing Credit Agreement) on the pricing grid attached hereto as Annex I-A (the “Pricing Grid”).

“LIBOR Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two or three months (as selected by the Company) are offered in the interbank eurodollar market.

No new LIBOR interest period may be selected when any event of default is continuing.

Interest Payment Dates	For Base Rate Loans, quarterly in arrears.

For LIBOR Loans, on the last day of each relevant interest period.

Facility Fee

The Borrower shall pay a facility fee calculated at a rate per annum determined in accordance with the Pricing Grid on the aggregate amount of the Revolving Facility (whether drawn or undrawn), payable on the Closing Date and thereafter quarterly in arrears

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and at maturity.

Default Rate	Overdue amounts (including overdue interest) will bear interest at a rate equal to 2% per annum above the applicable rate.

Rate and Fee Basis

All per annum rates will be calculated on the basis of a year of 360 days (or 365 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate) and the actual number of days elapsed.

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Annex I-A

Applicable Margin (in basis points per annum)

Pricing Level	Total Funded Debt/Total Tangible Capital	Facility Fee (bps)	LIBOR Loan Margin (bps)	LIBOR First Drawn (bps)
1	<25.00%	4.0	11	15.0
2	>25.00% and <35.00%	4.5	10.5	15.0
3	>35.00% and <45.00%	5.5	17.0	22.5
4	>45.00%	7.0	28.0	35.0

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EXHIBIT B TO COMMITMENT LETTER

FUNDING CONDITIONS

Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter to which this Exhibit B is attached and of which it forms a part.  The availability of the Credit Facility is conditioned upon satisfaction of, among other things, the conditions precedent summarized below.

(a)                                  The Company shall have executed and delivered definitive financing documentation with respect to the Credit Facility consistent with the Term Sheet and otherwise reasonably satisfactory to the Administrative Agent, the Arrangers and the Company.

(b)                                 There shall not exist any default or event of default under the Credit Facility.

(c)                                  The Share Repurchase shall have been consummated pursuant to the Offer to Purchase on terms and conditions acceptable to the Arrangers (it being understood that the terms and conditions set forth in the draft Offer to Purchase delivered to the Arrangers on July 6, 2007 are acceptable), and no provision thereof shall have been waived, amended, supplemented or otherwise modified in a manner materially adverse to the interests of the Company or the Lenders without the written consent of the Arrangers.

(d)                                 The Company shall have complied with all of its obligations under and agreements in the Commitment Letter, the Engagement Letter and the Fee Letter.

(e)                                  All governmental, regulatory and third party approvals necessary in connection with the Transactions and the financing contemplated hereby shall have been obtained and be in full force and effect, without any action being taken or threatened by any competent authority that could reasonably be expected to restrain, prevent or otherwise impose material adverse conditions on the Share Repurchase or the financing thereof.

(f)                                    The Company’s corporate credit ratings shall on the Closing Date be BBB+ (with a stable outlook) or better by S&P and Baa1 (with a stable outlook) or better by Moody’s, and in each case neither ratings organization shall have announced that it has such rating under surveillance or review, with possible negative implications, for a reduction to a rating below BBB+ or Baa1, as the case may be.

(g)                                 If the closing date occurs after September 12, 2007, the Company shall have delivered to the Arrangers its unaudited interim consolidated financial statements for the quarterly period ended July 29, 2007.

(h)                                 The Administrative Agent shall have received such legal opinions, documents and other instruments as are customary for transactions of this type and substantially consistent with those delivered pursuant to the Existing Credit Agreement.

(i)                                     The Company will use commercially reasonable efforts to place commercial paper as available to the Company in the market up to the amount of the Revolving Commitments.

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